Exhibit 99.2

For Immediate Release

Contacts: Analysts & Investors Tony Davis 318-388-9525 tony.davis@centurytel.com	Media Annmarie Sartor 318-388-9671 annmarie.sartor@centurytel.com

Media Debra Peterson 913-323-4881 Debra.D.Peterson@embarq.com

CenturyTel and EMBARQ Complete Merger

Serves Approximately 7.5 Million Customers in 33 States; Expects $400 Million in Annual Synergies

MONROE, La., July 1, 2009 – CenturyTel, Inc. (NYSE: CTL) and Embarq Corporation (NYSE: EQ) announced today that they have completed their merger. The combined company, which will be known as CenturyLink, serves more than 2.1 million broadband customers, more than 440,000 video subscribers and approximately 7.5 million access lines in 33 states, based on operating results as of March 31, 2009.

“The completion of this merger is a significant event for our customers, communities, investors and employees,” said Glen F. Post III, president and chief executive officer. “CenturyLink has the advanced networks, the people and the financial stability to deliver the reliable and innovative services that our customers want and need. We look forward to this exciting new chapter in our company’s history.”

CenturyLink expects to generate annual full run-rate operating and capital synergies of approximately $400 million by 2011. Based on this synergy level and operating results of the two companies for the twelve months ended Dec. 31, 2008, CenturyTel would have had combined revenue of more than $8 billion, combined operating cash flow of over $4.2 billion and combined free cash flow of approximately $1.9 billion. The company expects to continue its current annual dividend of $2.80 per share. The company anticipates the combination to be accretive to free cash flow per share in 2010, the first full year post-closing. All figures and statements in this paragraph exclude the impact of one-time integration costs.

In accordance with the terms of the Merger Agreement, EMBARQ stockholders received 1.37 CenturyTel shares for each share of EMBARQ common stock they owned at closing. The transaction was structured as a tax-free stock-for-stock exchange. Other than assuming EMBARQ’s existing debt, the combined company has incurred neither any incremental debt nor any change to debt maturity schedules.

While the company’s corporate identity will immediately change to CenturyLink, customer-facing operations and communications will continue under the CenturyTel and EMBARQ brand names until a full brand conversion occurs later this year. The company intends to formally change its name to “CenturyLink, Inc.” upon receipt of shareholder approval, which it expects to solicit in May 2010. The company’s stock continues to trade on the New York Stock Exchange under the ticker symbol “CTL.”

The corporate headquarters of the company will remain in Monroe, La. Regional operating headquarters will be located in Las Vegas, Nev., Wentzville, Mo., Orlando, Fla., Wake Forest, N.C., and La Crosse, Wis. The company also maintains a significant presence in the Overland Park, Kan. area, the former location of EMBARQ’s corporate headquarters.

About CenturyLink

CenturyLink is a leading provider of high-quality voice, broadband and video services over its advanced communications networks to consumers and businesses in 33 states. CenturyLink, headquartered in Monroe, La., is an S&P 500 Company and expects to be listed in the Fortune 500 list of America’s largest corporations. For more information on CenturyLink, visit www.centurylink.com.

Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this document, including statements as to the expected benefits of the acquisition such as efficiencies, cost savings, enhanced revenues, cash flow accretion, growth potential, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “intends” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the integration of EMBARQ operations into CenturyTel will be greater than expected, the ability of the combined company to retain and hire key personnel, the possibility that our brand conversion could take longer than expected, the impact of regulatory, competitive and technological changes and other risk factors relating to our industry as detailed from time to time in our reports filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Unless legally required, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.